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Exhibit 10:

As of April 10, 2000
Kaye Simmons
RE:      Change in Control Severance Benefit

Dear Ms. Simmons:

         As we have discussed, F&M Bancorp and Farmers & Mechanics National Bank value the contribution you are making to the continued success of our organizations. Given continuing consolidation within the financial services industry, we wish to provide you with a level of protection in the event of a change in control of either of our organizations, so that you will be able to focus your undistracted energies on the current business of our organizations.

         Specifically, in the event that your employment is terminated following a change in control of either F&M Bancorp or Farmers & Mechanics National Bank, you will be paid a cash payment in an amount equal to 12 months of your then current base salary, plus the anticipated amount of any bonus which you would be entitled to receive for the year in which you are terminated, calculated using the most recent month end financial statements extrapolated through December 31 of the year in which you are terminated, within 5 days of your termination. The payment provided in the preceding sentence will double should you be terminated following a change in control after April 10, 2001, your one year anniversary.

         For purposes of this letter, a change in control shall be defined as that term is defined in the F&M Bancorp 1999 Employee Stock Option Plan. This severance payment shall be made in addition to, and shall not be affected by, any other benefit to which you are entitled, such as unused vacation, the right to exercise stock options, or, depending upon your age, your entitlement to receive retirement benefits. All tax or other payroll deductions required to be held pursuant to applicable law or regulation shall be withheld from the severance payment. This severance payment shall not, however, be due you in the event that you are terminated for cause, or in the event of your disability or death.

         You will be deemed terminated if you lose your job, you are assigned duties which are materially inconsistent with your positions, duties, responsibilities and status immediately prior to the change in control, your reporting responsibilities, titles or offices as may be in effect immediately prior to a change in control are changed materially, you are assigned duties which cannot effectively be performed at our principal offices in Frederick County, MD, or you experience a reduction in compensation or a reduction in fringe benefits or other perquisites such that the resulting compensation & benefits package is not in all material respects substantively comparable to those in effect immediately prior to the change in control.

         In exchange for the receipt of this severance payment, you agree that you will not, for a period of 12 months following your date of termination, accept employment in Frederick County MD, with any other financial services institution or affiliate thereof, nor solicit any of the financial services business of the clients (or potential clients who had been identified and discussed as such within our organizations) of F&M Bancorp or Farmers & Mechanics National Bank or any of their affiliates. In addition, and without time or geographic limitations, you agree that you will not take nor retain any copies of any documents, including without limitation client lists, containing any information (nor use such information) which is either confidential or proprietary to our organizations and any successor and our affiliates. You agree further that should you violate any of the restrictions contained in this paragraph that our organizations will have the right, because the ascertainment of our damages would be difficult, if not impossible, to ascertain, to injunctive or other equitable relief, as well as the right to monetary damages. This agreement may be modified only in writing signed by the parties, shall be governed by the laws of the state of Maryland, and shall be assignable by the organizations only


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to another corporation, bank or other entity with or into which the organizations may hereafter merge or consolidate, or to which the employers may transfer all of substantially all of their assets, in which case the merged entity shall assume all obligations of the organizations hereunder. This agreement shall not be assignable by you.

         Finally, nothing contained in this agreement shall be deemed to create other than a terminable at will employment relationship between the organizations and yourself, and, subject to such other arrangements as may exist between us, the organizations may terminate your employment at any time subject to providing any payment specified herein in accordance with the terms hereof. This agreement shall terminate two (2) years after the date first above written, provided that on or prior to the first anniversary of the date first above written and each year thereafter, the Boards of Directors of F&M Bancorp and Farmers & Mechanics National Bank shall consider (with appropriate corporate documentation thereof, and after taking into account all relevant factors, including your performance as an employee) renewal of the term of this agreement for an additional one year, and the term of this agreement shall be so extended unless the Boards of Directors do not approve such renewal. This agreement shall automatically be extended for an additional one year upon a change in control.
         Please acknowledge your consent and agreement to the terms of this letter by executing and returning the enclosed copy.

Very truly yours,

Faye E. Cannon, President and
Chief Executive Officer
F&M Bancorp and
Farmers & Mechanics National Bank

READ AND AGREED:  _______________________ DATE:   __________
Kaye Simmons


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